Exhibit 10.28

Execution Version

FIRST TRANCHE STOCK PURCHASE AGREEMENT

Dated as of

April 27, 2023

By

and

Between

SIEBERT FINANCIAL CORP.

and

Kakaopay Corporation

FIRST TRANCHE STOCK PURCHASE AGREEMENT

THIS FIRST TRANCHE STOCK PURCHASE AGREEMENT (this “Agreement”; certain defined terms used in this Agreement are set forth in Section 8.1 hereto) is made as of the 27th day of April, 2023 (the “Effective Date”) by and between Siebert Financial Corp., a New York corporation (the “Company”), and Kakaopay Corporation, a company established under the Laws of the Republic of Korea (“Purchaser” and, together with the Company, the “Parties” and, each, a “Party”), with respect to the following.

Recitals

A. Purchaser wishes to purchase from the Company and the Company wishes to issue and sell to Purchaser, in two tranches, up to a total of Thirty-Three Million, Eight Hundred Thirty-Two Thousand, Seventy-Seven (33,832,077) shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), on the terms and conditions set forth herein.

B. Upon the terms and subject to the conditions of this Agreement, Purchaser shall purchase Eight Million, Seventy-Five Thousand, Six Hundred Seven (8,075,607) shares of Common Stock (the “First Tranche Shares”) representing 19.9% of the outstanding equity securities of the Company on a Fully-Diluted Basis (taking into account the issuance of the First Tranche Shares), on the terms and conditions set forth herein (the “First Tranche”).

C. Concurrently with the execution of this Agreement, the Company and the Purchaser shall enter into a separate Second Tranche Stock Purchase Agreement (the “Second Tranche Agreement”), effective as of the Effective Date, pursuant to which Purchaser shall purchase shares of Common Stock (the “Second Tranche Shares”), so to own 51% of the outstanding equity securities of the Company on a Fully-Diluted Basis (taking into account the issuance of the First Tranche Shares and the Second Tranche Shares) on the terms and conditions set forth therein (such purchase, the “Second Tranche”, and, together with the First Tranche and the other transactions contemplated hereby, the “Transactions”).

D. Concurrently with execution of this Agreement Muriel Siebert & Co., Inc., and Kakaopay Securities Corp. have executed and delivered a Foreign Broker-Dealer Fee Sharing Agreement (the “Fee Sharing Agreement”) establishing the terms relating to the sharing of revenues, commissions, rebates or similar matters.

E. On March 23, 2022, the board of directors of the Company (the “Board”), formed a special committee (the “Special Committee”) consisting of three (3) independent directors not affiliated with the Gebbias.

F. On April 26, 2023, the Special Committee, after receipt of an opinion from B. Riley Financial, Inc. (“B. Riley”), to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Purchaser to the Company pursuant to the Transactions, taken together, is fair, from a financial point of view, to the Company, recommended to the Board that it would be in the best interests of the Company and its stockholders to enter into this Agreement and complete the Transactions.

G. The whole Board has reviewed and evaluated this Agreement and the Transactions and, based upon the recommendations of the Special Committee, has determined that execution of this Agreement and consummation of the Transactions, are in the best interests of the Company and its stockholders.

Now, therefore, the Parties hereby agree as follows:

1. Purchase and Sale of Common Stock.

1.1 The Closing.

(a) Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing, and the Company agrees to issue and sell to Purchaser, the First Tranche Shares at a per share purchase price of Two Dollars Fifteen Cents ($2.15) aggregating Seventeen Million, Three Hundred Sixty-Two Thousand, Five Hundred Fifty-Five Dollars ($17,362,555) (the aggregate purchase price to be paid pursuant to this Section 1.1(a), being hereinafter referred to as the “First Tranche Purchase Price”).

(b) The purchase and sale of the First Tranche Shares shall take place remotely via the exchange of documents and signatures, within five (5) Business Days after satisfaction or waiver of the conditions set forth in Article 5 and Article 6 or at such other time and place as the Company and Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

1.2 Deliveries at the Closing. At the Closing,

(a) the Company shall deliver executed copies of each Ancillary Agreement to which the Company is a party, including but not limited to a stockholders’ agreement in substantially the form attached hereto as Exhibit A (the “Stockholders Agreement”) and a registration rights and lock-up agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

(b) Purchaser shall deliver, or cause KSC to deliver, executed copies of each Ancillary Agreement to which Purchaser or KSC is a party.

(c) the Company and Purchaser shall deliver the certificates required by Section 5.3 and Section 6.3, respectively;

(d) the Company shall deliver to Purchaser a certificate (which, for all purposes in this Agreement, may be book-entry security entitlements) representing the First Tranche Shares; and

(d) Purchaser shall deliver the First Tranche Purchase Price by wire transfer of immediately available funds to a bank account designated by the Company.

1.3 Withholding. Each Party and any other Person with a withholding obligation under applicable Law shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code or any other applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2 Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that, (a) except as set forth on the disclosure schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Disclosure Schedule to the extent that the relevance thereof is reasonably apparent on its face), which exceptions shall be deemed to be part of the representations and warranties made hereunder, or (b) as may be disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section or in the “forward-looking statements” section of any Company SEC Report that are non-specific and cautionary in nature) the following representations and warranties are true and complete as of the date of this Agreement:

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not or reasonably be expected to, either individually or in the aggregate, materially impair the ability of the Company to conduct the Business as it is currently conducted.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock of which 32,505,329 shares are issued and outstanding as of the Effective Date. All of the issued and outstanding shares of the Common Stock have been duly and validly authorized, are fully paid and nonassessable and not subject to any preemptive rights. There (a) are no outstanding or authorized options, warrants, or other rights, agreements, arrangements, commitments or any obligation of the Company to issue or sell any of its shares of Common Stock; and (b) is no obligation of the Company to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(b) All outstanding shares of Common Stock have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Company Organizational Documents.

(c) The Company has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, and neither the Company nor any of its Subsidiaries has granted, any equity appreciation rights, participations, phantom equity or similar rights. The Company is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of Common Stock or any of the equity interests or other securities of the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock. There are no outstanding contractual obligations of the Company to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

2.3 Authorization; Enforceability. The Company has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the First Tranche. The First Tranche and the execution, delivery and performance by the Company of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company and the Board in accordance with applicable Law and the Company’s organizational documents as currently in effect (including, without limitation, the Company’s certificate of incorporation and bylaws, the “Company Organizational Documents”), and do not constitute an event of default under any Material Contract. No approval of any of the Company’s Affiliates or related persons (including equityholders, directors, officers and otherwise) is necessary for the Company to enter into this Agreement or to consummate the First Tranche. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4 Valid Issuance of Shares. The First Tranche Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities Laws and Liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations and warranties of Purchaser in Article 3, the First Tranche Shares will be issued in compliance with all applicable Laws.

2.5 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Company in connection with the consummation of the First Tranche, except for (a) filing the Form BD Amendment; (b) compliance with the rules and regulations of Nasdaq Capital Market (“Nasdaq”); (c) compliance with any applicable foreign or state securities or “blue sky” Laws; (d) the TDI Filing; and (e) those as to which requisite consents, approvals, authorizations, permits or actions or waivers thereof have been obtained or requisite filings have been made or consents or notices have been given, and those the failure of which to make, give or obtain would not (A) have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the First Tranche or the Company’s ability to observe and perform its material obligations hereunder.

2.6 Reports and Financial Statements.

(a) The Company has filed all forms, reports, statements, certificates and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2018 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since December 31, 2018, with any amendments or supplements thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the Effective Date, complied as of their respective dates, or if amended or supplemented prior to the Effective Date, as of the date of the last such amendment or supplement, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company’s Subsidiaries is required to file periodic reports with the SEC under the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act. None of the Company SEC Reports contained, when filed with the SEC or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein, including the notes thereto). Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

2.7 Material Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract required to have been filed with the SEC by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(b) Section 2.7(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any of its Subsidiaries is a party (such contracts and agreements as are required to be set forth on Section 2.7(b) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement (A) with consideration paid or payable to the Company or any of its Subsidiaries of more than $100,000, in the aggregate, and (B) with suppliers to the Company or any of its Subsidiaries for expenditures paid or payable by the Company or any of its Subsidiaries of more than $100,000, in the aggregate, in each case over the twelve (12)-month period ending December 31, 2022;

(ii) each Advisory Contract or other investment advisory, asset management or similar agreements entered into by the Company and its Subsidiaries, providing for revenues in excess of $100,000 per annum;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party that are material to the business of the Company;

(iv) all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any Product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party;

(v) all Contracts providing for the development of any software or Intellectual Property Rights, independently or jointly, either by or for the Company or any of its Subsidiaries (other than employee invention assignment agreements and consulting agreements with authors on the Company’s or any of its Subsidiaries’ standard form of agreement);

(vi) all Contracts evidencing Indebtedness with a principal amount, or involving obligations, in excess of $100,000;

(vii) all partnership, joint venture, property management, profit sharing, carry interest or similar Contracts;

(viii) all Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Company Permits;

(ix) all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person;

(x) all Contracts that result in any person or entity holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company and its Subsidiaries or their respective businesses;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a twelve (12)-month period;

(xii) Contracts which involve the license or grant of rights to Company Owned IP by the Company or any of its Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company Owned IP granted to the Company’s clients in the ordinary course of business that are substantially in the same form as the Company’s or its Subsidiaries’ standard form Advisory Contracts as have been provided to Purchaser; and

(xiii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) or any other contract that is material to the Company and its Subsidiaries, taken as a whole.

(c) (i) Each Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto and, to the Knowledge of the Company, is enforceable in accordance with its terms against the other parties thereto, there are no grounds for termination, rescission or repudiation of any Material Contract, and neither the Company nor any of its Subsidiaries is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Knowledge of the Company, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company or any of its Subsidiaries have not received any written, or to the Knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to Purchaser true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature. The Company is not renegotiating or offering to renegotiate any Contract with a Top Customer in a way that would be materially adverse to the Company.

2.8 Taxes.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have timely: (i) filed (taking into account any valid extension of time within which to file) with the appropriate Taxing Authority all Tax Returns required to have been filed by the Company or any of its Subsidiaries and all such Tax Returns are true, correct and complete; and (ii) paid all Taxes required to be paid by any of them, except to the extent adequate reserves in accordance with GAAP for such Taxes are reflected on the financial statements of the Company included in the Company SEC Reports. The financial statements of the Company included in the Company SEC Reports reflect adequate reserves in accordance with GAAP for Taxes of the Company or any Company Subsidiary as of the date thereof.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have: (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Authority); and (ii) otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) neither the Company nor any of its Subsidiaries is the subject of any currently pending claim, litigation, audit, examination, investigation, or other proceeding with respect to Taxes; and (ii) there is no deficiency for Taxes that has been assessed by any Taxing Authority against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to the collection or assessment of any Taxes, which waiver or extension has not since expired. Except for Permitted Liens, there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries: (i) is a party to, or bound by, any Tax allocation, indemnification or sharing agreement (other than an agreement solely among the Company and any of its Subsidiaries, and other than any agreement entered into with third Persons in the ordinary course of business the principal purpose of which is not related to the allocation, indemnification, or sharing of Taxes); or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(e) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f) Within the last three (3) years: (i) no private letter rulings or technical advice memoranda have been issued by any Taxing Authority with respect to the Company or any of its Subsidiaries; (ii) no closing agreements have been entered into between the Company or any of its Subsidiaries, on the one hand, and any Taxing Authority, on the other hand; and (iii) no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed income or franchise Tax Returns that the Company or any of its Subsidiaries is or may be subject to material income or franchise Tax by, or required to file income or franchise Tax Returns with respect to material Taxes in, such jurisdiction.

(g) Within the last three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

2.9 Labor and Employment Matters.

(a) Each of the Company and its Subsidiaries is, and during the past three (3) years has been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all Contractual commitments and all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(b) Section 2.9(b)(i) of the Company Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of all employees of the Company and its Subsidiaries and designates, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. Section 2.9(b)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of all current consultants and independent contractors of the Company and its Subsidiaries, together with such individual’s compensation arrangement with the Company or any of its Subsidiaries and whether such individual has entered into a written agreement regarding his or her contractor engagement. The employment of each employee of the Company or any of its subsidiaries and the engagement of each independent contractor of the Company or any of its subsidiaries is terminable at will by the Company or the applicable subsidiary without any penalty, Liability, or severance obligation incurred by the Company or any of its Subsidiaries.

(c) None of the Company or any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. No employees of the Company or any of its subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with the Company or any of its Subsidiaries. No labor union, trade union, labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to the Company to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental Authority. To the Knowledge of the Company, there is no union organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(d) There has been no actual, or to the Knowledge of the Company, threatened (i) material arbitrations, material grievances, labor disputes, strikes, work stoppages, work slowdowns or lockouts against or involving the Company or any of its Subsidiaries; or (ii) unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

(e) Each of the Company and its Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by Contract to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(f) The Company and its Subsidiaries have paid in full or accrued in their books and records: (i) to all current, former and temporary employees any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment that are due and payable and (ii) to all independent contractors, consultants and other service providers any fees for services that are due and payable. The Company and its Subsidiaries do not have any Liability as a joint employer with respect to any temporary employees leased or staffed through a third-party entity.

(g) There are no, and in the past three (3) years there have been no, pending, or to the Knowledge of the Company, threatened investigations, audits, or any Actions by any Governmental Authority relating to any Employment Matters of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(h) During the past three (3) years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries; and neither the Company nor any of its subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of the Company or any of its subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

(i) To the Knowledge of the Company, each employee of the Company or any of its Subsidiaries is: (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for the Company or one of its subsidiaries or for any United States employer. The Company or one of its Subsidiaries has completed a Form I-9 (Employment Eligibility Verification) for each employee hired since November 6, 1986, and each such Form I-9 has since been updated as required by applicable Law and, to the Knowledge of the Company, is correct and complete. For each employee of the Company or any of its Subsidiaries employed in the United States, an authorized official of the Company or one of its Subsidiaries has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Law and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation. Further, where required by applicable Law, each of the Company and its Subsidiaries utilize E-Verify pursuant to the terms of the E-Verify Memorandum of Understanding.

(j) To the Knowledge of the Company: (i) no employee or independent contractor of the Company or any of its Subsidiaries is in material violation of any term of any employment Contract, consulting Contract, non-disclosure Contract, common law non-disclosure obligation, non-competition Contract, non-solicitation Contract, proprietary information Contract or any other Contract relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and its Subsidiaries of their respective employees, and the performance of the Contracts with the Company and its Subsidiaries by their respective independent contractors, will not result in any such material violation. Neither the Company nor any of its Subsidiaries has received any notice alleging that any such material violation has occurred within the past three (3) years.

(k) The Company and all Subsidiaries have promptly, thoroughly and impartially investigated all sexual harassment allegations made by or about any employee or independent contractor of the Company or any of its Subsidiaries since January 1, 2019. With respect to each such allegation with potential merit, the Company or its Subsidiary, as applicable, has taken prompt corrective action that is reasonably calculated to prevent further harassment. The Company and its Subsidiaries do not reasonably expect any Liabilities with respect to any such allegations.

2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of each material Employee Plan.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) each Employee Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto;

(ii) each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan;

(iii) neither the Company nor any of its ERISA Affiliates has ever (x) sponsored, maintained or contributed to an Employee Plan that was subject to Section 412 of the Code or Title IV of ERISA or (y) been obligated to contribute to, or had any Liability with respect to, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a plan described in Section 413 of the Code;

(iv) no Employee Plan provides benefits, including death or medical benefits, with respect to current or former employees or other individual service providers of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) severance benefits that do not exceed three (3) years following termination of employment or (C) group life and disability insurance policies made available to current employees;

(v) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Employee Plan have been paid or accrued in accordance with generally accepted accounting principles;

(vi) with respect to each Employee Plan that is subject to Section 409A of the Code, such Employee Plan has been operated and administered in compliance with Section 409A of the Code;

(vii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Plan that would result in Liability to the Company or any of its ERISA Affiliates;

(viii) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) with respect to any Employee Plan that would reasonably be expected to result in any Liability of the Company or any of its Subsidiaries; and

(ix) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each International Employee Plan has been duly registered in compliance with all applicable Laws of each jurisdiction where such registration is required and, as to any International Employee Plan that is required by applicable Law to be funded and/or book-reserved, such International Employee Plan is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(c) Except as expressly provided in this Agreement, the consummation of the First Tranche will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any payment, forgiveness of indebtedness, or distribution, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, or increase the amount payable under or trigger any other obligation pursuant to, any Employee Plan, or (iii) result in any payment to any “disqualified individual” (as such term is defined in Section 280G of the Code and the regulations thereunder) that would reasonably be expected to, individually or in combination with any other such payment, be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

2.11 Intellectual Property.

(a) The Company and/or its Subsidiaries exclusively own and have valid title of the Company Owned IP, free and clear of any Liens, other than Permitted Liens. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company or a Company Subsidiary duly licenses pursuant to a valid written Contract all Company Licensed IP that is material to the conduct of the business of the Company and its Subsidiaries.

(b) As of the date of this Agreement, there are no legal disputes or claims pending or threatened in writing, alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company or any of its Subsidiaries or contesting the validity, use, ownership enforceability or registrability of any Company Owned IP.

(c) The operation of the business of the Company and its Subsidiaries has not infringed, misappropriated, or otherwise violated any Intellectual Property rights of any Person in any material respect.

(d) To the Knowledge of the Company, no Company Owned IP has been infringed, misappropriated, or otherwise violated by any Person.

(e) Section 2.11(e) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all (i) Company Registered IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar) and (ii) all Contracts pursuant to which the Company or any of its Subsidiary is granted a right to use any Company Licensed IP, including for the software or Business Systems of any other persons, in each case, that are material to the business of the Company or any Company Subsidiaries, other than (x) unmodified, commercially available, “off-the-shelf” software or (y) Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $50,000). Except as would not have or reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have paid all fees and filed all documents reasonably necessary to maintain the Company Registered IP. None of the issued Company Registered IP has been adjudged invalid or unenforceable in whole or in part.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to protect the trade secrets and confidential information comprising the Company Owned IP and to protect any confidential information of any other Person that is in their possession or control.

(g) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, pursuant to which such Persons have assigned to the Company or the applicable Company Subsidiary, based on a present tense assignment, all of their entire right, title, and interest in and to any Intellectual Property Rights created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property Rights, except as required by applicable Law.

(h) The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company Owned IP, or (ii) require the Company or any Company Subsidiaries to disclose, distribute, license or provide the source code to any Product components or Business Systems owned or purported to be owned by the Company or any Company Subsidiaries at no or minimal charge.

(i) The Company and each of the Company Subsidiaries currently, and in the past three (3) years, have complied in all material respects with all applicable Privacy and Data Security Requirements. The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by or on behalf of the Company or any Company Subsidiary, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of disabling devices, malware, or viruses. In the past three (3) years, neither the Company nor any of the Company Subsidiaries has (i) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or contracts entered into by the Company or any Company Subsidiary; or (ii) been subject to or received written notice of any Action by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to the Knowledge of the Company, there is no reasonable basis for the same.

(j) The Company or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the consummation of the First Tranche, that would prohibit Purchaser from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Privacy and Data Security Requirements.

2.12 International Trade Laws.

(a) The Company Group, each of its officers, directors and employees, and, to the Knowledge of the Company, agents, distributors, or sub-distributors of any member of the Company Group or to the Knowledge of the Company, any other Persons while acting for or on behalf of them, is and has been for the past five (5) years in compliance with: (i) all applicable sanctions laws, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the United Kingdom and the European Union (“Sanctions”); (ii) all applicable laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customs and Border Protection; (iii) all applicable export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”), the International Traffic in Arms Regulations administered by the U.S. Department of State, and the EU Dual Use Regulation; and (iv) the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury (collectively, the “Customs & International Trade Laws”), related to the regulation of exports (including deemed exports), re-exports, transfers, releases, shipments, transmissions, imports or similar transfer of goods, technology, software or services, or any other transactions or business dealings, by or on behalf of any member of the Company Group. Without limiting the foregoing: (x) no member of the Company Group has made any voluntary or involuntary disclosure or received written notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation, or is aware of any allegation involving or otherwise relating to any alleged or actual material violation of the Customs & International Trade Laws; and (y) there is no pending or, to the Knowledge of the Company, threatened Action pending against, or, to the Knowledge of the Company, investigation by a Governmental Authority of, any member of the Company Group, nor is there any order imposed or, to the Knowledge of the Company, threatened to be imposed upon any member of the Company Group by or before any Governmental Authority, in each case in connection with any allegation involving or otherwise relating to any alleged or actual material violation of the Customs & International Trade Laws. Without limiting any of the foregoing, the Company Group has not, in the past five (5) years, conducted any unlawful business in or with persons located, organized, or resident in a jurisdiction subject to comprehensive U.S. Sanctions, including but not limited to Iran, North Korea, Syria, Cuba, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine.

(b) No member of the Company Group, their respective officers, directors and employees and, to the Knowledge of the Company, agents, distributors, or sub-distributors of any member of the Company or to the Knowledge of the Company, any other Persons while acting for or on behalf of them, is designated on, or is owned 50% or more in the aggregate or controlled by any party that is designated on, any list of prohibited parties maintained by any applicable Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, and the EU Consolidated List.

(c) Each member of the Company Group, and each of their respective officers, directors and employees, has not, and to the Knowledge of the Company, agents, resellers or other third-party representatives of the Company or to the Knowledge of the Company, any other Persons while acting for or on behalf of them, have not, directly or indirectly, violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-corruption or anti-bribery law (collectively, the “Anti-Corruption Laws”) to the extent applicable to the Company Group’s operations.

(d) Each member of the Company Group, and each of their respective officers, directors and employees, has not, and to the Knowledge of the Company, agents, resellers or other third-party representatives of the Company Group or to the Knowledge of the Company, any other Persons while acting for or on behalf of them, have not, directly or indirectly taken any act in furtherance of or authorized an offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value provided to any Person for the purpose of inducing such Person to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose, in violation of applicable Anti-Corruption Laws.

2.13 Absence of Certain Changes or Events. Since December 31, 2021, no material change, event or effect has occurred on the Company. Between December 31, 2021 and the Effective Date, the Company Group has conducted their respective businesses in all material respects only in the ordinary course consistent with past practice.

2.14 Litigation. There is no material litigation, arbitration, investigation by a Governmental Authority or other Person, suit, action or proceeding pending (each, an “Action”) or threatened in writing against the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries, except for any such Action as would not or reasonably be expected to, either individually or in the aggregate, materially impair the ability of the Company to conduct the Business as it is currently conducted or, if adversely determined, result in material damages to the Company or any Subsidiaries. To the Knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. The Company is not subject to any order (including any temporary restraining order), decision, judgment, writ, injunction (including any preliminary or permanent injunction), directive, stipulation, decree, award or other determination of or by any Governmental Authority (each, an “Order”), except for any such Action as would not or reasonably be expected to, either individually or in the aggregate, materially impair the ability of the Company to conduct the Business as it is currently conducted or, if adversely determined, result in material damages to the Company or any Subsidiaries.

2.15 Title to Property and Assets. The Company has good, valid and marketable title, of record and beneficially, to all of its properties, and interests in properties and assets, real and personal, free and clear of all Liens, except Permitted Liens. With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of any Liens, except Permitted Liens.

2.16 Compliance with Law. The Company and its Subsidiaries hold, and have at all times since January 1, 2020 held, all material licenses, registrations, franchises, certificates, variances, permits, charters and authorizations (the “Company Permits”), necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith). No suspension, revocation or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing, and, to the Knowledge of the Company, no suspension, revocation or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. Neither the Company nor any of its Subsidiaries is, or has been in the past three (3) years, in material conflict with, or in material default, breach or violation of, (a) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (b) any Material Contract or Company Permit.

2.17 Insurance. The Company and its Subsidiaries maintain insurance policies against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. All such policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Effective Date have been paid, or will be paid when due. The Company has not received any written notice of cancellation, material change in premium or denial of renewal in respect of any such policies.

2.18 Opinion of Financial Advisor. B. Riley has delivered to the Special Committee an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Purchaser to the Company pursuant to the Transactions as provided in this Agreement, taken together, is fair, from a financial point of view, to the Company.

2.19 Finders’ Fees. Except as set forth in Section 2.19 of the Company Disclosure Schedule, no agent, broker, investment banker or financial advisor retained by the Company is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by the Company or any Subsidiary of the Company in connection with any of the Transactions.

2.20 Broker-Dealer Matters.

(a) The Company Group is current in all material filings required by the SEC or any other Governmental Authority. The Company Broker Dealers are members in good standing of FINRA. As of the date hereof, other than the Company Broker Dealers, none of the Company’s Subsidiaries engages in activities that would require it to be registered as a broker-dealer with the SEC or any other Governmental Authority.

(b) None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any “associated person” (within the meaning of the Exchange Act)) of the Company, is ineligible from registration as a broker-dealer or as an “associated person” of a registered broker-dealer (within the meaning the Exchange Act), as applicable, pursuant to Section 15(b) of the Exchange Act. As of the date hereof, there is no proceeding, investigation, inquiry or other action pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in the Company, the Company Broker Dealers or any “associated person” (within the meaning of the Exchange Act) thereof becoming ineligible to act in such capacity. The Company Broker Dealers are, and at all times required by applicable Law have been, duly registered (i) with the SEC as broker-dealers under the Exchange Act, and (ii) in each state or any other jurisdiction where the conduct of their business required such registration, licensing or qualification. Each such registration or license is in full force and effect. The Company Broker Dealers are in compliance in all material respects with the applicable provisions of the Exchange Act. In the last three (3) years, each associated person of the Company Broker Dealers, including any director, officer and employee of the Company Broker Dealers who is required to be registered as a broker-dealer, principal, registered representative, or salesperson in connection with his, her or its activities for or with the Company Broker Dealers with any Governmental Authority have been duly licensed or registered.

(c) In the last three (3) years, the Company has timely filed any amendment to the Company Broker Dealers’ Form BD (a “Form BD Amendment”). The Company has provided or made available to Purchaser accurate copies of the Form BD Amendment, as most recently amended and filed with the SEC. The information contained in such form was materially accurate at the time of filing and the Company has made all amendments to such form as it is required to make under any applicable Law.

(d) The Company Broker Dealers currently maintain, and at all times since for the last three (3) years have maintained, “net capital” (as such term is defined in Rule 15c3-1 under the Exchange Act): (i) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act and such additional amounts, if any, required by FINRA and any other Governmental Authority and (ii) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act.

(e) The Company Broker Dealers have in effect, and at all times required by applicable Law in the last three (3) years have had in effect, written policies and procedures necessary to comply with applicable Law (including FINRA Rule 3120, the federal securities Laws and regulations, anti-money laundering Laws, including a written customer identification program), complete and correct copies of which have been provided to Purchaser and the Company Broker Dealers and, to the Knowledge of the Company, their employees have complied in all material respects with such policies and procedures.

(f) As of the date hereof, the Company and its Subsidiaries are not required to be registered, licensed or qualified as a bank, trust company, commodity trading advisor, commodity broker-dealer, commodity pool operator, futures commission merchant, transfer agent, real estate broker, or municipal advisor. The Company and its Subsidiaries have not received written notice of any proceeding instituted by a Governmental Authority concerning any failure to obtain any such registration, license or qualification.

2.21 Investment Adviser Matters.

(a) During the three (3) year period prior to the date hereof, Company Financial Advisor and, to the Knowledge of the Company, each of its officers and employees, who is required to be registered, licensed or qualified as (i) an investment adviser or (ii) an investment adviser representative, in each case, under the Investment Advisers Act or any applicable similar U.S. state securities Law is registered, licensed or qualified as such, and all such registrations and licenses are in full force and effect. Company Financial Advisor is in compliance in all material respects with the applicable provisions of the Investment Advisers Act. As of the date hereof, to the Knowledge of the Company, Company Financial Advisor does not act (x) as an investment adviser to any non-U.S. Person or any Advisory Client outside the U.S. in a manner or to an extent that requires registration in any such jurisdiction, or (y) as an investment adviser (or, for the avoidance of doubt, a sub-adviser) to any pooled investment vehicle or fund, including any such vehicle or fund (A) excepted from the definition of “investment company” (as defined under the Investment Advisers Act) under Section 3(c)(1) or Section 3(c)(7) of the Investment Advisers Act, or (B) required to register as an “investment company” under the Investment Company Act.

(b) During the three (3) year period prior to the date hereof, Company Financial Advisor (to the extent required) has timely filed Form ADV, and as of the date of filing, no Form ADV contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each such Form ADV is in compliance with the applicable requirements of the Investment Advisers Act, except where the failure to be in compliance would not have a Material Adverse Effect. Company Financial Advisor has made available to Purchaser a correct and complete copy of Company Financial Advisor’ Form ADV as in effect as of the date hereof.

(c) None of Company Financial Advisor or, to the Knowledge of the Company, any officer or employee of, or any other “person associated with” (as defined in the Investment Advisers Act) Company Financial Advisor is ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as a registered investment adviser or as a person associated with a registered investment adviser, nor is there any proceeding, investigation or other action pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in the ineligibility of Company Financial Advisor or any officer or employee of, or any other “person associated with” Company Financial Advisor.

(d) Company Financial Advisor has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable Law. Company Financial Advisor has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law in the prior three (3) years, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about Advisory Clients and other third parties, (vi) written recordkeeping policies and procedures, and (vii) other policies required to be maintained by such Company Financial Advisor under applicable Law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither Company Financial Advisor nor any “covered associate” thereof has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a government entity (as such terms are defined in Rule 206(4)-5 under the Investment Advisers Act) that would disqualify or otherwise prevent Company Financial Advisor from providing Investment Advisory Services for compensation to such government entity.

(e) With respect to each Advisory Client, (i) there has been in full force and effect an Advisory Contract at all times that Company Financial Advisor was performing Investment Advisory Services for such Advisory Client, (ii) each Advisory Contract is a valid and binding Contract of Company Financial Advisor and such Advisory Client, enforceable in accordance with its terms, (iii) each Advisory Contract has been entered into and performed by Company Financial Advisor in accordance with its terms (including any applicable investment restrictions or policies of such Advisory Client), the Investment Advisers Act and applicable Law, (iv) each Advisory Contract includes all provisions required by Section 205 of the Investment Advisers Act and (v) there have been no material errors, miscalculations, discrepancies and/or changes to calculation methodologies with respect to any fees charged under such Advisory Contracts (or any material credits, refunds or reimbursements to such Advisory Clients related thereto), and all fees paid by such Advisory Client have been calculated in all material respects in accordance with the relevant Advisory Contract and applicable Law, using a calculation methodology for such fees consistent with the Advisory Contract, except, in each case under clauses (i)-(v), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Company Financial Advisor has delivered or made available to Purchaser a true and complete copy of each Advisory Contract for each Advisory Client (or, if applicable, each form thereof currently in effect for any Advisory Client).

(f) None of the Company, Company Financial Advisor or any of their Subsidiaries or, to the Knowledge of the Company, any director, executive officer or any other officer thereof is or has been (i) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” (as defined in the Investment Advisers Act) of a registered investment adviser, (ii) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (iii) subject to any Disqualification Event specified in Rule 506(d)(1)(i)-(viii) of Regulation D promulgated under the Securities Act (including, for the avoidance of doubt, Disqualification Events that would have triggered disqualification under Rule 506(d)(1) but occurred before September 23, 2013 or have been waived by a waiver, order, judgment or decree granted under Rule 506(d)(2)(ii) or (iii)), nor is there any proceeding, investigation or other Action pending or threatened in writing (or, to the Knowledge of the Company, otherwise) by any Governmental Authority that would reasonably be expected to result in any such Disqualification Event. None of the Company, any of its Subsidiaries, any officer, director or employee thereof or, to the Knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Action pending or, to the Knowledge of the Company, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each employee of the Company or any of its Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) None of the Company or any of its Subsidiaries has “custody” (as such term is defined in Rule 206(4)-2 under the Investment Advisers Act) of any funds or securities of any Advisory Client, except such “custody” as arises solely as a result of the Company or any of its Subsidiaries’ authority to make withdrawals from client accounts to pay its advisory fees and, with respect thereto, the Company and its Subsidiaries comply with all applicable requirements of said Rule 206(4)-2 in all material respects.

(h) During the three (3) year period prior to the date hereof, none of the Company or any of its Subsidiaries has (i) received a written “wells notice” or other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, (ii) been subject to a formal governmental order instituting proceedings or similar action from the SEC, FINRA or any other Governmental Authority, (iii) settled any claim or proceeding of the SEC, FINRA or any other Governmental Authority or (iv) received any written notice from any Governmental Authority that alleges any material noncompliance with any applicable Law governing the operations of investment advisers or broker-dealers. If Company Financial Advisor has in the past undergone an examination, inspection, investigation or inquiry from a Governmental Authority and has received, at the conclusion thereof, communication from such Governmental Authority regarding the outcome of such examination, inspection, investigation or inquiry (e.g., a “deficiency letter” or other such communication), it has (x) timely responded, to the extent required, to such communication and (y) remedied or otherwise corrected any issue(s) or compliance matter(s) identified in such communication in the manner asserted in such responsive communication, and has experienced no repeated incidents of the nature identified by the Governmental Authority in its communication to Company Financial Advisor that would lead to possible “recidivist” status, except to the extent as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (including as a result of discovery by any Governmental Authority in a future examination, inspection, investigation or inquiry), taken as a whole.

(i) Neither the Company nor any of its Subsidiaries currently advises, has plans to commence advising, or in the past three (3) years has advised, any Funds.

(j) Neither the Company nor any of its Subsidiary has, in the past three (3) years, entered into or been a party to any effective agreement with any person to solicit or find investment advisory clients for the Company or any of its Subsidiary, except pursuant to a written agreement in conformance with the “cash solicitation rule” or revised “marketing rule” then applicable under the Investment Advisers Act.

2.22 Affiliate Transactions. The Company is not conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions for services in the ordinary course of business pursuant to terms that are no less favorable to such Person than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

2.23 Insurance Regulatory Matters.

(a) Insurance Regulatory Matters. The Company has made available to Purchaser true and complete copies of all examination reports (and have notified Purchaser in writing of any pending examinations to the Knowledge of the Company) conducted by an Insurance Regulator with respect to the Company or Park Wilshire that have been finalized since January 1, 2019, unless the most recent examination report for the Company or Park Wilshire was received prior to that date, in which case a true and complete copy of each such earlier examination report.  Since January 1, 2019, no violations have been asserted in writing by any Insurance Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Insurance Regulator without imposition of any material penalty, condition or obligation on the Company or Park Wilshire.

(b) Insurance Contracts. The Company has made available to Purchaser all insurance treaties, agreements, slips, binders, cover notes and similar arrangements in force as of the date of this Agreement to which the Company or Park Wilshire are a party or otherwise bound (the “Insurance Contracts”). For the avoidance of doubt, an Insurance Contract is “in force as of the date of this Agreement” if the contract term of such Insurance Contract is in effect on the date of this Agreement. Each Insurance Contract is valid and binding on the Company or Park Wilshire, and to the Knowledge of the Company, each other party thereto, and is in full force and effect.  The Company or Park Wilshire, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Insurance Contract. The Company or Park Wilshire have not received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or Park Wilshire under any Insurance Contract. To the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Insurance Contracts.  To the Knowledge of the Company, no counterparty under an Insurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. All Insurance Contracts have been issued, to the extent required by applicable Law, on forms filed with and approved by all applicable Insurance Regulators and other Governmental Authorities, or not objected to by any such Insurance Regulators or Governmental Authorities within any period provided for objection, and all such forms comply in all material respects with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by applicable Law, have been filed with and approved by all applicable Insurance Regulators and other Governmental Authorities or were not objected to by any such Insurance Regulator or other Governmental Authority within any period provided for objection. All Insurance Contracts issued by the Company or Park Wilshire have been marketed, sold and issued in compliance in all material respects with all applicable Laws, all applicable orders and directives of all Insurance Regulators and other Governmental Authorities. There are no unpaid claims or assessments made against the Company or Park Wilshire by any state insurance guaranty associations, funds or similar organizations.

(c) Insurance Licenses. Section 2.23(c) of the Company Disclosure Schedule contains a true and correct list of all state insurance certificates of authority and all other approvals, authorizations, consents, franchises, licenses, permits, registrations, certificates, accreditations, qualifications, variances and similar rights to write and/or offer and sell insurance products issued to the Company or Park Wilshire by any Insurance Regulator or other Governmental Authority (collectively, “Insurance Licenses”). Each Insurance License is in good standing and in full force and effect. The Company or Park Wilshire are, and since January 1, 2019 have been, in material compliance with the terms of the Insurance Licenses and no revocation, lapse, limitation, suspension or cancellation of any of the Insurance Licenses is pending or, to the Knowledge of the Company, has been threatened in writing. The Company has delivered or made available to Purchaser true and complete copies of each Insurance License issued to the Company or Park Wilshire. Park Wilshire is (i) duly licensed and authorized as an insurance company in its jurisdiction of organization (including each jurisdiction in which it is deemed by applicable Law to be commercially domiciled), and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

2.24 Environmental Matters. (a) The Company is not, or has not been in the past three (3) years, in violation in any material respect of any applicable Environmental Law; (b) to the Knowledge of the Company, the Company has not released or caused any release of Hazardous Substances on or from any property currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) in violation in any material respect of any Environmental Law in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Knowledge of the Company, the Company has not transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by the Company, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material Liability to the Company under any Environmental Law; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); and (e) the Company is in compliance in all material respects with the terms and conditions of its Environmental Permits.

2.25 Properties.

(a) Section 2.25(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by the Company and its Subsidiaries (collectively, “Owned Real Property”). The Company has good and marketable title to all Owned Real Property, free and clear of all Liens, except Permitted Liens. To the extent the same are in the Company’s actual or constructive possession, the Company has made available to Purchaser true, correct and complete copies of the most recent (i) vesting deed, (ii) title commitment, (iii) owner’s title insurance policy, and (iv) survey of each parcel of Owned Real Property, together with copies of any existing mortgages and/or deeds of trust, as well as any related promissory note(s). There are no encroachments from the Owned Real property onto adjacent property, nor are there any encroachments from any adjacent property onto the Owned Real Property. Other than the Owned Real Property, the Company and its Subsidiaries do not own and have never owned any real property.

(b) Section 2.25(b) of the Company Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments, each, a “Real Property Lease”) to which the Company or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries on the date hereof (collectively, the “Leased Real Property”). The Company or each of its Subsidiaries has valid leasehold interests in the Leased Real Property, free and clear of all Liens, except for Permitted Liens, and with rights to quiet possession and quiet enjoyment that are not violated. Each Real Property Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the Knowledge of the Company, the lessor, and (ii) enforceable against the Company or the applicable Subsidiary and, to the Knowledge of the Company, any counterparty thereto. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Real Property Lease, and to the Knowledge of the Company, each counterparty to each Real Property Lease has in all material respects performed all obligations required to be performed by it under such Real Property Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any Real Property Lease. The Company has not failed and will not fail to exercise any right of renewal with respect to any Real Property Lease except in the ordinary course of business, consistent with past practice. The Company has made available to Purchaser a true, correct and complete copy of each Real Property Lease.

(c) Except as set forth on Section 2.25(c) of the Company Disclosure Schedule, the consummation of the Transactions contemplated by this Agreement does not require the consent of any party to any Real Property Lease, and will not result in a breach of or default under such Real Property Lease or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(d) Except as set forth on Section 2.25(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no fact or circumstance which exists that may lead to the material impairment, cancellation or early termination of any Real Property Lease. Except as set forth on Section 2.25(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no fact or circumstance which exists that may lead to the material impairment of the use, value or occupancy of any Owned Real Property.

(e) Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Owned Real Property or Leased Real Property. Other than the Company, there are no Persons occupying any portion of the Owned Real Property or Leased Real Property, as tenants-at-sufferance, trespassers or otherwise. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, other proceedings or enforcement actions against the Owned Real Property or the Leased Real Property, nor has the Company received any notice from any insurance company or board of fire underwriters of any circumstance that could adversely impact the insurability of such property.

(f) The Owned Real Property and the Leased Real Property constitute all of the interests in real property used or held for use by the Company in connection with the operation and conduct of the Company’s business, and no operations or conduct of the Company’s business takes place, occurs or is located on lands or premises other than those constituting the Owned Real Property and Leased Real Property. The Owned Real Property and the Leased Real Property, taken together, constitute all real property required for, and together with all improvements thereon are sufficient for, the operation and conduct of the Company’s business in the ordinary course, as currently conducted and consistent with past practice. Neither the Owned Real Property or the Leased Real property nor the use or occupancy thereof violates in any way any applicable permits, licenses, approvals, certificates of occupancy, etc., and all permits, licenses, approvals, certificates of occupancy, etc. necessary for the conduct of the Company’s business in the ordinary course, as currently conducted and consistent with past practice have been obtained.

2.26 CFIUS. The Company hereby represents that it does not (a) produce, design, test, manufacture, fabricate, or develop one or more critical technologies (as defined in 31 C.F.R. §800.215) or (b) perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure.

2.27 No Other Representations or Warranties. Except for the express written representations and warranties made by the Company in this Article 2 and in any certificate to be delivered by the Company pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Purchaser or any of its Affiliates or its and their respective Representatives by or on behalf of the Company or any of its Subsidiaries in connection with the Transactions.

3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company that, except as set forth on the disclosure schedule delivered by Purchaser to the Company concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Purchaser Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Purchaser Disclosure Schedule to the extent that the relevance thereof is reasonably apparent on its face), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations and warranties are true and complete as of the date of this Agreement, except as otherwise indicated:

3.1 Organization, Corporate Power and Qualification. Purchaser is a company duly organized, validly existing and in good standing under the laws of the Republic of Korea and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

3.2 Authorization; Enforceability. Purchaser has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the First Tranche. The consummation of the First Tranche and the execution, delivery and performance by Purchaser of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by Purchaser in accordance with applicable Law and Purchaser’s organizational documents as currently in effect (including, without limitation, Purchaser’s articles of incorporation). Except for the Purchaser Required Approvals, no approval of any of Purchaser’s Affiliates or related persons (including equityholders, directors, officers and otherwise) is necessary for Purchaser to enter into this Agreement or to consummate the First Tranche. This Agreement, when executed and delivered by Purchaser, shall constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Purchaser or its Affiliates in connection with the consummation of the Transactions, except for (a) filing the Form BD Amendment; (b) compliance with the rules and regulations of Nasdaq; (c) compliance with any applicable foreign or state securities or “blue sky” Laws; (d) the Purchaser Required Approvals; and (e) those as to which requisite consents, approvals, authorizations, permits or actions or waivers thereof have been obtained or requisite filings have been made or consents or notices have been given, and those the failure of which to make, give or obtain would not (A) have, individually or in the aggregate, a Purchaser Material Adverse Effect or (B) prevent or materially delay the consummation of the Transactions or Purchaser’s ability to observe and perform its material obligations hereunder.

3.4 Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon such Purchaser’s representations and warranties to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the First Tranche Shares to be acquired by Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.5 Disclosure of Information. Purchaser has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Purchaser acknowledges receipt of copies of the Company SEC Reports. Neither such inquiries nor any other due diligence investigation conducted by Purchaser shall modify, limit or otherwise affect Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement and to raise any claim based on such representations and warranties.

3.6 Restricted Securities. Purchaser understands that the First Tranche Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations and warranties as expressed herein. Purchaser understands that the First Tranche Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Purchaser must hold the First Tranche Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as provided in the Registration Rights Agreement, Purchaser acknowledges that the Company has no obligation to register or qualify the First Tranche Shares for resale. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the First Tranche Shares, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation, and may not be able, to satisfy.

3.7 Legends. Purchaser understands that the First Tranche Shares and any securities issued in respect of or exchange for the First Tranche Shares, may be notated with one or all of the following legends:

(a) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend required by the securities Laws of any state to the extent such Laws are applicable to the First Tranche Shares represented by the certificate, instrument, or book entry so legended.

3.8 Accredited Investor. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.9 No General Solicitation. Neither Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the First Tranche Shares.

3.10 Exculpation . Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

3.11 “Bad Actor” Disqualification. Purchaser is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

3.12 Sanctions Laws. Purchaser represents and warrants that Purchaser, the investors thereof, and each of their direct and indirect equity holders up to and including the ultimate parent entity of each investor, and their respective members, directors, officers, and employees, are not as of the Effective Date and will not be as of the Closing: (a) the target of any Sanctions; (b) located, organized, or resident in any jurisdiction that is the subject of comprehensive Sanctions, including Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine; or (c) owned 50% or more or controlled by any Person described in (a) or (b).

3.13 Finders’ Fees. Except as set forth in Section 3.13 of the Purchaser Disclosure Schedule, no agent, broker, investment banker or financial advisor retained by Purchaser is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by the Company or any Subsidiary of the Company in connection with the consummation of the First Tranche.

3.14 No Other Representations or Warranties; No Reliance. Except for the express written representations and warranties made by Purchaser in this Article 3 and in any certificate delivered by Purchaser pursuant to this Agreement, none of Purchaser or any other Person makes any express or implied representation or warranty with respect to Purchaser or any of its Affiliates or with respect to any other information provided to the Company or any of its Affiliates or its and their respective Representatives by or on behalf of Purchaser in connection with the consummation of the First Tranche.

4. Covenants of the Parties.

4.1 Board Seat. On the Closing Date, the Company will take all necessary actions to appoint one (1) designee of Purchaser (the “Purchaser’s Designee”) to the Board who (1) must meet the qualifications required by the rules of the SEC and Nasdaq and the Company Organizational Documents to serve on the Board and, (2) whose designation otherwise shall comply with the terms of the Stockholders Agreement.

4.2 No Solicitation

(a) From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Article 7, except as specifically permitted by this Section 4.2, the Company shall not, and shall cause each of its Subsidiaries, directors, executive officers and controlled Affiliates not to, and shall instruct its other Representatives not to, directly or indirectly: (i) solicit, initiate, facilitate or knowingly encourage, directly or indirectly, any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, any Alternative Proposal; (ii) engage in discussions or negotiations with (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Alternative Proposal), furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to any Person that has made any Alternative Proposal; (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company; (iv) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Proposal or any proposal or offer that could reasonably be expected to lead to an Alternative Proposal, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action.

(b) Effective upon the Effective Date, the Company shall, and shall cause each of its Subsidiaries, Representatives and Subsidiaries’ Representatives to immediately cease any existing solicitations, discussions or negotiations with any Person conducted with respect to any Alternative Proposal. The Company shall promptly inform its Representatives and its Subsidiaries’ Representatives of the Company’s obligations under this Section 4.2

(c) The Company shall notify Purchaser as promptly as possible (but in no event later than forty-eight (48) hours) after receipt of (i) any Alternative Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to, or result in, an Alternative Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries, or any request for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any third-party, that would reasonably be expected to lead to, or result in, an Alternative Proposal, which notice shall be in writing and shall include the identity of such Person or Persons, the material terms and conditions of such Alternative Proposal, inquiry, offer, proposal or request, as applicable, and, if available, a copy of such Alternative Proposal, inquiry, offer, proposal or request. The Company shall keep Purchaser reasonably informed on a current and prompt basis of the status and material details of any such Alternative Proposal, inquiry, offer, proposal or request, including the material terms and conditions thereof and any material amendments or proposed amendments.

(d) Nothing set forth in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Alternative Proposal, (ii) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (iii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

4.3 CFIUS. Notwithstanding anything to the contrary in this Agreement, the Parties agree that: (a) the Purchaser shall not request or obtain, and the Company shall not grant the Purchaser access to any sensitive personal data (as defined in 31 C.F.R. § 800.241 as the same may be amended or restated from time to time) of U.S. citizens maintained, collected by, or in the possession of the Company; and (b) the Purchaser shall not have any involvement in substantive decision making of the Company regarding the use, development, acquisition, safekeeping, or release of any sensitive personal data (as defined in 31 C.F.R. § 800.241 as the same may be amended or restated from time to time) of U.S. citizens maintained, collected by, or in possession of the Company until Closing of the Second Tranche Agreement.

4.4 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Company and Purchaser shall (i) at the request of the other Party, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Transactions and (ii) use its reasonable best efforts to take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the First Tranche, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the Parties hereto the benefits contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all permits, consents, waivers, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary for the consummation of the First Tranche, including the TDI Filing and filing of the Form BD Amendment, and to fulfill the conditions to the First Tranche. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each of the Company and Purchaser shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall (and shall cause each of its Affiliates to) keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Party to review in advance, and to the extent reasonably practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the First Tranche.

4.5 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement or the Second Tranche Agreement, (ii) set forth in Section 4.5(a) of the Company Disclosure Schedule, or (iii) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its and its Subsidiaries’ business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company and its Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries and to preserve intact the current business relationships and ongoing relationships of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors, creditors, landlords and other business relations of the Company and its Subsidiaries.

(b) The Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, the provisions set forth in Section 4.7(b) of the Second Tranche Agreement shall apply mutatis mutandis to this Section 4.5(b).

4.6 Access to Information; Confidentiality.

(a) From the Effective Date until the Closing, the Company Group, on the one hand, and Purchaser, on the other hand, shall: (i) provide to the other Party (and the other Party’s Representatives) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of such Party as the other Party or its Representatives may reasonably request; provided, however, that (x) the Company Group, Purchaser, and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other Party; and (y) nothing herein shall require the Company and Purchaser to provide access to, or to disclose any information to, the other Party or any of its Representatives if such access or disclosure, in the good faith reasonable belief of such Party, (A) would waive any legal privilege or (B) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any agreement to which such Party is a Party (taking into account the confidential nature of the disclosure); provided, that, in each case, the Company and Purchaser shall use their respective reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without violating such privilege, contract or Law.

(b) All information obtained by the Parties pursuant to this Section 4.6 shall be kept confidential in accordance with that certain Mutual Non-Disclosure Agreement dated October 20, 2022, by and between the Company and Purchaser (the “Confidentiality Agreement”).

4.7 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Purchaser and the Company. Thereafter, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with Article 7, unless otherwise required by applicable Law (including the filing of a current report on Form 8-K within four (4) business days following the entrance into a material definitive agreement) or the requirements of Nasdaq or the Korea Exchange (in which case Purchaser and the Company shall each use their reasonable best efforts to consult with each other before making any required public statement or communication and coordinate such required public statement or communication with the other Party, prior to announcement or issuance), no Party to this Agreement shall make any other public statement or issue any other public communication regarding this Agreement or the Transactions without the prior written consent of Purchaser and the Company, in each case, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, (i) each Party hereto and its Affiliates may make internal announcements regarding this Agreement and the Transactions to their respective directors, officers, managers and employees without the consent of any other Party hereto and may make public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 4.7 and (ii) the restrictions set forth in this Section 4.7 shall not apply to such release, statement, announcement, or other disclosure that is strictly made with respect to, (x) in the case of the Company, communications in response to an Alternative Proposal or in connection with change of the Board Recommendation in accordance with the provisions of Section 4.2(d) or (y) as required by applicable Laws.

4.8 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third-party is or may be required in connection with the Transactions or (b) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would reasonably be expected to cause the conditions set forth in Article 5 and Article 6 to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

4.9 Financing. Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain financing necessary to complete the purchase of the First Tranche Shares on the terms set forth in this Agreement. For the avoidance of doubt, financing shall not be a condition to the closing of the Transactions set forth in this Agreement.

4.10 Listing of Common Stock. The Company shall use its best efforts to cause the shares of Common Stock to be issued in connection with the First Tranche to be listed on Nasdaq, subject to official notice of issuance, prior to the Closing.

5 Conditions to Purchaser’s Obligations at the Closing. The obligations of Purchaser to purchase the First Tranche Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:20

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2.1 (Organization, Good Standing Corporate Power and Qualification), Section 2.3 (Authorization; Enforceability), Section 2.4 (Valid Issuance of Shares) and Section 2.19 (Finders’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 2.2 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (a) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (b) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

5.2 Performance. The Company shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

5.3 Compliance Certificate. An executive officer of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Section 5.1 and Section 5.2 have been fulfilled.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the First Tranche Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

5.5 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

5.6 Material Adverse Effect. No Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

5.7 Support and Restrictive Covenant Agreement. The Support and Restrictive Covenant Agreement shall be in full force and effect without modification, alteration, recission or suspension of any kind.

5.8 TDI Filing. TDI Filing shall have been filed.

5.9 Listing of Common Stock. The shares of Common Stock issuable in the First Tranche pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

6 Conditions of the Company’s Obligations at the Closing. The obligations of the Company to sell the First Tranche Shares to Purchaser at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of Purchaser contained in Section 3.1 (Organization, Good Standing Corporate Power and Qualification), Section 3.2 (Authorization; Enforceability) and Section 3.12 (Finders’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Purchaser contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (a) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (b) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Purchaser Material Adverse Effect.

6.2 Performance. Purchaser shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Purchaser on or before the Closing.

6.3 Compliance Certificate. An executive officer of Purchaser shall deliver to the Company at the Closing a certificate certifying that the conditions specified in Section 6.1 and Section 6.2 have been fulfilled.

6.4 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the First Tranche Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

6.5 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

6.6 Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

7. Termination; Effect of Termination.

7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Purchaser and the Company (acting upon the recommendation of the Special Committee).

7.2 Termination by Either Purchaser or the Company. This Agreement may be terminated by either Purchaser or the Company (acting upon the recommendation of the Special Committee) at any time prior to the Closing Date:

(a) if the First Tranche has not been consummated by the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the First Tranche by such date;

(b) if any Laws effected after the date of this Agreement should prohibit consummation of the First Tranche; or

(c) if (i) any Orders issued by a court of competent jurisdiction shall restrain, enjoin or otherwise prohibit consummation of the First Tranche, and (ii) such Orders shall have become final and non-appealable.

7.3 Termination by Purchaser.

(a) This Agreement may be terminated by Purchaser at any time prior to the Closing Date if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.1 or Section 5.2 and (ii) has not been cured by the Company within thirty (30) Business Days after the Company’s receipt of written notice of such breach from Purchaser; provided, that Purchaser shall not have a right to terminate this Agreement pursuant to this Section 7.3 if Purchaser is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(b) if the Second Tranche Agreement has been terminated in accordance with its terms.

7.4 Termination by the Company.

(a) This Agreement may be terminated by the Company prior to the Closing if the Special Committee shall determine that Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) has not been cured by Purchaser within thirty (30) Business Days after Purchaser’s receipt of written notice of such breach from the Company; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.4 if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(b) if the Second Tranche Agreement has been terminated in accordance with its terms.

7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article 7, it shall, to the fullest extent permitted by applicable Laws, become void and of no further force and effect, with no Liability on the part of any Party (or any partner, stockholder, director, officer, employee, agent or representative of any such Party), except that if such termination results from fraud or the willful failure of any Party to perform its obligations under this Agreement, then such Party shall be fully liable for any Liabilities incurred or suffered by the other Parties as a result of such failure or breach. In determining Liabilities recoverable upon termination by a Party for the other Party’s breach, such Liabilities shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by such Party or, in the case of the Company, the holders of Common Stock, which shall be deemed to be damages payable to such Party. The provisions of this Section 7.5, Section 7.3, Section 7.6 and Article 8 shall survive any termination of this Agreement.

7.6 Fees and Expenses Following Termination.

(a) Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Transactions and the other transactions contemplated by this Agreement shall be borne by the Party incurring such fees, costs and expenses.

(b) The Parties acknowledge that (i) the agreements contained in this Section 7.6 are an integral part of the Transactions and the other transactions contemplated by this Agreement and (ii) without these agreements, Purchaser, on one hand, and the Company, on the other hand, would not have entered into this Agreement. Accordingly, if either Party fails to pay when due any amounts required to be paid by it pursuant to this Section 7.6 and, in order to obtain such payment, the other Party commences an Action which results in a judgment against Purchaser or the Company, as the case may be, for such amounts, then, in addition to the amount of such judgment, the applicable Party shall pay to the other Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Party in connection with such Action, together with interest from the date of termination of this Agreement on all amounts so owed at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus three percent (3%).

7.7 Extension; Waiver. At any time prior to the Closing, each of Purchaser and the Company (acting on the recommendation of the Special Committee) may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of any Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8. Miscellaneous.

8.1 Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Action” has the meaning set forth in Section 2.14.

“Advisory Client” means any Person to which Company Financial Advisor provides Investment Advisory Services (or sub-advisory services) pursuant to an Advisory Contract.

“Advisory Contract” means an investment advisory agreement entered into by a Company Financial Advisor or any of its Company Subsidiaries with a Client for the purpose of providing Investment Advisory Services to such Client.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of ten percent (10%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, representing ten percent (10%) or more of the voting power of the capital stock of Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries or (v) any other transaction having a similar effect to those described in clauses (i) - (iv) or that would prevent or materially impede or delay the consummation of the Closing, in each case, other than the Transactions.

“Ancillary Agreements” means, collectively, the Stockholders Agreement, the Registration Rights Agreement, the Support and Restrictive Covenant Agreement, the Fee Sharing Agreement and all other agreements, certificates and instruments executed and delivered by the Company and Purchaser in connection with the Transactions and expressly contemplated by this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 2.12(c).

“Board” has the meaning set forth in the Recitals.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any of its Subsidiaries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in New York City, New York and Seoul, Republic of Korea.

“Business Systems” mean all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned by, or used in the conduct of the business of the Company or any of its Subsidiaries.

“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof acting on its behalf.

“Client” means any client or customer of a Company Financial Advisor or any of its Company Subsidiaries, including for the Investment Advisory Services.

“Closing” has the meaning set forth in Section 1.1(b).

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commerce” has the meaning set forth in Section 2.12(a).

“Common Stock” has the meaning set forth in the Recitals.

“Company Broker Dealers” means Muriel Siebert & Co., Inc., a Delaware corporation, and RISE Financial Services, LLC, a Delaware limited liability company.

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Financial Advisor” means Siebert AdvisorNXT, Inc., a New York corporation.

“Company Group” means the Company and each of its Subsidiaries.

“Company Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third-party and licensed to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries otherwise has a right to use.

“Company Organizational Documents” has the meaning set forth in Section 2.3.

“Company Owned IP” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Permits” has the meaning set forth in Section 2.16.

“Company Registered IP” means all U.S. and foreign: (i) Patents; (ii) registrations and applications for Trademarks; (iii) copyrights registrations and applications therefor; (iv) registered mask works and applications to register mask works; and (v) Domain Name registrations; in each of the foregoing (i) - (v) owned, filed in the name of, or applied for by the Company or any of its Subsidiaries with a Governmental Authority or domain name registrar, whether alone or jointly with others, but in all cases, excluding any items that are abandoned, expired, cancelled, withdrawn, or refused.

“Company SEC Reports” has the meaning set forth in Section 2.6(a).

“Company Waiving Parties” has the meaning set forth in Section 8.13(a).

“Company Website” means all websites owned, operated or hosted by or on behalf of the Company or any of its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 4.6(b).

“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, agreement or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, face covering, personal protective equipment, social distancing, delay, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any health organization or Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, and any future Law, directive, guidelines or recommendations promulgated by any Governmental Authority in connection with or in response to COVID-19.

“Customs & International Trade Laws” has the meaning set forth in Section 2.12(a).

“Disqualification Event” has the meaning set forth in Section 3.10.

“Dollars” or “$” means dollars of the United States of America.

“Effect” means any event, occurrence, fact, condition, change, development, circumstance or effect or cause thereof.

“Effective Date” has the meaning set forth in the preamble.

“Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other written or unwritten plan, agreement, policy or other arrangement involving compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, equity-based awards, other forms of incentive compensation, post-retirement insurance benefits, employee loans, or other material benefits, entered into, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or is reasonably expected to have any Liability, including due to an ERISA Affiliate.

“Employment Matters” has the meaning set forth in Section 2.9(a).

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, presence in the fabric of any building, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution, contamination or protection of the environment or natural resources.

“Environmental Permits” has the meaning set forth in Section 2.25.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Sharing Agreement” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority and any successor thereto.

“First Tranche Purchase Price” has the meaning set forth in Section 1.1(a).

“First Tranche Shares” has the meaning set forth in the Recitals.

“Form BD Amendment” has the meaning set forth in Section 2.20(c).

“Fully-Diluted Basis” means, with respect to the calculation of the number of outstanding equity securities of the Company, the sum of (a) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Closing Date, (b) the aggregate number of shares of Common Stock issuable upon exercise or conversion of any outstanding securities of the Company that are exercisable for or convertible into Common Stock, including any options, warrants, convertible notes or other convertible instruments of the Company, (c) the aggregate number of shares of Common Stock issuable upon vesting and settlement of any Company’s restricted stock units and (d) the aggregate number of shares of Common Stock issuable upon exercise of any other Company’s convertible instruments issued, issuable or reserved for issuance under the Employee Plan or any other similar plan.

“Fund” means any Public Fund, Private Fund or Non-U.S. Retail Fund.

“GAAP” means United States generally accepted accounting principles.

“Gebbias” means, collectively, John Gebbia, Gloria Gebbia, Richard Gebbia, John M. Gebbia, David Gebbia, Kimberly Gebbia and John & Gloria Gebbia Living Trust, and any additional members of the Gebbia family who enters into, becomes a party to, or otherwise becomes bound by the terms of, the Support and Restrictive Covenant Agreement.

“Governmental Authority” means any federal, state, local or non-U.S. governmental or regulatory authority, agency, department, commission or administration or any court, tribunal or judicial or arbitral body or department in any jurisdiction or a legal entity that is owned or controlled by a Governmental Authority.

“Hazardous Substance(s)” means those polluting or contaminating substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act.

“Indebtedness” means for any person and its Subsidiaries, on a consolidated basis, an amount equal to, without duplication, (i) indebtedness for borrowed money of such person and its Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage, letter of credit, performance bond or other debt instrument or debt security, (ii) net obligations of such person and its Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities), (iii) obligations of such person and its Subsidiaries under capitalized leases, (iv) any deferred purchase price liabilities such person and its Subsidiaries related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities), (v) obligations of such person and its Subsidiaries under or in connection with off balance sheet financing arrangements, and (vi) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Insurance Contracts” has the meaning set forth in Section 2.24(b).

“Insurance License” has the meaning set forth in Section 2.24(c).

“Insurance Regulator” means the Governmental Authority charged with supervision of insurance and reinsurance companies.

“Intellectual Property Rights” means all common law and statutory rights in any jurisdiction throughout the world in, arising out of, or associated with: (i) patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) trade secrets, confidential information, or proprietary information; (iii) copyrights, copyrights registrations, mask works, and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names and uniform resource locators (“Domain Names”); (v) industrial designs; (vi) trade names, logos, common law trademarks and service marks, any registrations or applications therefor, and related goodwill (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; (ix) any similar or equivalent rights to any of the foregoing (as applicable); (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology; and (xi) all legal rights arising from items (i) through (x), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Employee Plan” means any Employee Plan that is maintained in a jurisdiction outside of the United States for the benefit of employees, independent contractors, consultants and/or directors located in such jurisdiction.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act or other applicable Law.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Knowledge of the Company” (or any formulation herein expressly referencing “knowledge” of the Company) means the actual knowledge of the Company’s Chief Executive Officer, the Company’s Chief Operating Officer, Chief Financial Officer, and John M. Gebbia, after reasonable due inquiry.

“KSC” means Kakaopay Securities Corp., a Korean corporation.

“Law” means any law (including common law), ordinance, writ, statute, treaty, rule, code, regulation or directive.

“Leased Real Property” has the meaning set forth in Section 2.25(b).

“Liability” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether determined, determinable or otherwise and whether due or to become due).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, claim, encroachment, easement, real property title defect, adverse claim, option, security interest or encumbrance of any kind with respect to such asset. For the avoidance of doubt, the license or other grant of rights with respect to Intellectual Property Rights, in and of itself, shall not be deemed to be a Lien.

“Material Adverse Effect” means an Effect that, individually or in the aggregate, with all other Effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, Liabilities or results of operation of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions; provided, however, that, for the purposes of the foregoing clause (a), in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse Effect attributable to: (i) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which the Company or its Subsidiaries operate; (ii) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States; (iii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (iv) the announcement or negotiation or pendency or consummation of the Transactions (including the identity of Purchaser or any communication by Purchaser or any of its Affiliates regarding its plans or intentions with respect to the business of the Company or any of its Subsidiaries) or the taking of any action required by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions; (v) any actions taken, or failures to take action, or such other changes or events, in each case, which Purchaser has requested in writing or to which it has consented in writing, in each case, after the date of this Agreement; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any internal or budget, plan, projection, prediction or forecast (although the underlying facts and circumstances resulting in such failure shall be taken into account unless otherwise excluded under clauses (i) through (vi) or (viii) through (x) of this definition); (viii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (ix) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; or (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world or (xi), in each case with respect to any of the foregoing clauses (i), (ii), (iii), (vi), (viii), (ix) or (x), to the extent such change does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 2.7(b).

“Nasdaq” has the meaning set forth in Section 2.5.

“Non-U.S. Retail Fund” means each vehicle for collective investment in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing (a) that is registered or authorized by a non-U.S. Governmental Authority in the jurisdiction in which it is established, and (b) for which the Company or any of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser or in a similar capacity.

“OFAC” has the meaning set forth in Section 2.12(a).

“Open Source Software” means any software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to software that is considered “free” or “open source software” by the Free Software Foundation.

“Order” has the meaning set forth in Section 2.14.

“Outside Date” means May 27, 2023.

“Owned Real Property” has the meaning set forth in Section 2.25(a).

“Park Wilshire” means Park Wilshire Companies, Inc., a Texas corporation.

“Permitted Lien” means all: (i) Liens for Taxes or other governmental charges not yet due or payable or for which adequate reserves in accordance with GAAP are reflected on the financial statements of the Company included in the Company SEC Reports; (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the ordinary course of business; (iii) covenants, conditions, restrictions, easements, rights of way, defects, imperfections, irregularities of title or other, similar encumbrances, including those identified on title policies or preliminary title reports, affecting Owned Real Property or Leased Real Property, that (i) do not constitute a Lien securing the payment of a sum of money, (ii) are not violated, and (iii) do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, use or occupancy of any such property, or otherwise materially impair the business operations (as currently conducted and consistent with past practice) at such property; (iv) Liens that shall be released prior to or as of the Closing; (v) Liens created by or through Purchaser or any of its Affiliates; (vi) rights, interests, Liens or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement granted by the Company and disclosed to Purchaser, or in the property being leased or licensed thereby; (vii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that are not violated by the current use (consistent with past practice) of any real property of the Company or any of its Subsidiaries and which do not materially detract from the value of such real property; and (viii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interests related to any lease of the Company or any of its Subsidiaries relating to any real property that do not materially interfere with the present uses (consistent with past practice) of such real property.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.

“Privacy and Data Security Requirements” means all (i) Privacy/Data Security Laws; (ii) rules or other requirements of industry self-regulatory programs or standards including the Payment Card Industry Data Security Standard (PCI DSS), and industry requirements; (iii) provisions of any Contracts to which any the Company or any of its Subsidiaries is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information or Business Data held or processed by or on behalf of the Company or any of its Subsidiaries; or (iv) privacy or data security policies (including statements on Company Websites) with which the Company or any of its Subsidiaries has been or is contractually obligated to comply, whether policies of Company, any of its Subsidiaries or any other Person.

“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is not registered with the SEC as an investment company under the Investment Company Act, and (ii) for which the Company or one or more of its Subsidiaries, acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity.

“Products” mean any products (including software programs, mobile and web applications) or services (including interactive or hosted services) licensed, sold, distributed other otherwise made available by or on behalf of the Company or any of its Subsidiaries, including Siebert AdvisorNXT, Inc.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act), and (ii) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity.

“Purchaser Disclosure Schedule” has the meaning set forth in Article 3.

“Purchaser Material Adverse Effect” means an Effect that, individually or in the aggregate, with all other Effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, Liabilities or results of operation of Purchaser, or (b) the ability of Purchaser to perform its obligations under this Agreement and to consummate the Transactions; provided, however, that, for the purposes of the foregoing clause (a), in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Purchaser Material Adverse Effect: any adverse Effect attributable to: (i) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which Purchaser operates; (ii) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or the Republic of Korea, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or the Republic of Korea; (iii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (iv) the announcement or negotiation or pendency or consummation of the Transactions or the taking of any action required by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions; (v) any actions taken or not taken by Purchaser as required by this Agreement; (vi) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested in writing or to which it has consented in writing, in each case, after the date of this Agreement; (vii) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (viii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (ix) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; or (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world or (x), in each case with respect to any of the foregoing clauses (i), (ii), (iii), (vii), (viii), (ix) or (x), to the extent such change does not disproportionately affect Purchaser, relative to other similarly situated participants in the industries in which Purchaser operates.

“Purchaser’s Designee” has the meaning set forth in Section 4.1.

“Purchaser Required Approvals” means the filing of the overseas direct investment report as required under the Foreign Exchange Transactions Act of the Republic of Korea.

“Purchaser Waiving Parties” has the meaning set forth in Section 8.13(b).

“Real Property Lease” has the meaning set forth in Section 2.25(b).

“Registration Rights Agreement” has the meaning set forth in Section 1.2(a).

“Representative” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Sanctions” has the meaning set forth in Section 2.12.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.6(a).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Tranche” has the meaning set forth in the Recitals.

“Second Tranche Agreement” has the meaning set forth in the Recitals.

“Second Tranche Shares” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Agreement” means all non-standard employment and consulting contracts or agreements to which the Company is a party, with respect to which the Company has any severance obligation (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay and upon notice of not more than sixty (60) days).

“Special Committee” has the meaning set forth in the Recitals.

“Stockholders Agreement” has the meaning set forth in Section 1.2(a).

“Subsidiary” means, with respect to any specified Person, any: (i) corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (ii) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such partnership, joint venture, association or other entity.

“Support and Restrictive Covenant Agreement” means the Support and Restrictive Covenant Agreement to be entered into by each of the Gebbias and Purchaser concurrently with the execution of this Agreement.

“Taxes” means all federal, state, local, non-U.S. or other taxes of any kind (together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes, fees or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation or unemployment compensation, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Taxing Authority” means the IRS and any other U.S. or non-U.S. Governmental Authority responsible for the collection of any Taxes.

“Tax Period” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax law.

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“TDI” means the Texas Department of Insurance.

“TDI Filing” means the filing of the notice of the change in ownership and control of Park Wilshire contemplated by this Agreement with TDI pursuant to applicable Law.

“Top Customers” mean the top ten (10) customers of the Company by dollar volume of sales to such customers (in aggregate with their respective Affiliates) for the fiscal year ended December 31, 2022.

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

8.2 Non-Survival of Representations and Warranties. Except in the case of claims against a Party in respect of such Party’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article 8.

8.3 Parties in Interest; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

8.5 CONSENT TO JURISDICTION. EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN THE COUNTY OF NEW YORK, NEW YORK. EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN NEW YORK, NEW YORK, WAIVES PERSONAL SERVICE OF PROCESS UPON SUCH PARTY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED HEREIN OR SUCH OTHER ADDRESS FOR WHICH NOTICE HAS BEEN GIVEN PURSUANT TO SECTION 8.9 AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

8.6 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE COMMON STOCK ISSUED AND SOLD PURSUANT HERETO OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THESE TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.7 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an article, section, recital or preamble of, or an annex, exhibit or schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least twenty-four (24) hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

8.9 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below or such other address for which notice has been given pursuant to this Section 8.9:

If to the Company:	Siebert Financial Corp.
535 Fifth Avenue, 4th Fl.
New York, New York 10017
	Attn:	Andrew Reich, CFO
	Email:	areich@siebert.com

With copy to:	Mitchell Silberberg & Knupp, LLP
2049 Century Park East, 18th Floor
Los Angeles, CA 90067
	Attn:	Mark Hiraide
	Email:	mth@msk.com

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025-7019
Attn: Brad Finkelstein
Viq Shariff
	Email:	bfinkelstein@omm.com
vshariff@omm.com

If to Purchaser:	Kakaopay Corporation
166 Pangyoyeok-ro, 15th Fl. Tower B,
Bundang-gu, Seongnam-si,
Gyeonggi-do, Republic of Korea 13529
Attn: Hochul Shin
Dongyoup Oh
	Email:	simon.shin121@kakaopaycorp.com
dwhy.oh@kakaopaycorp.com

With copy to:	Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10022
	Attn:	Michael D. Helsel
Jang H. Yeo
Adam Namoury
	Email:	helselm@gtlaw.com
yeoj@gtlaw.com
adam.namoury@gtlaw.com

Shin & Kim LLC
D-Tower (D2), 17 Jongno 3-gil, Jongno-gu,
Seoul, Republic of Korea 03155
	Attn:	Young Joon Park
Hae Seong Ahn
James Kang
	Email:	yjopark@shinkim.com
hseahn@shinkim.com
jameskang@shinkim.com

8.10 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties hereto shall, to the fullest extent permitted by applicable Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the First Tranche) in the courts of the State of New York or, if that court does not have jurisdiction, any federal court located in the State of New York or any other New York state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereto hereby further waives, to the fullest extent permitted by applicable Law, (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

8.11 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company (acting on the recommendation of the Special Committee) and Purchaser. Any amendment or waiver effected in accordance with this Section 8.11 shall be binding upon Purchaser and each transferee of the First Tranche Shares, each future holder of all such securities, and the Company.

8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

8.13 Entire Agreement; Assignment. This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled, superseded by this Agreement and merged herein. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

8.14 Legal Representation.

(a) The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Greenberg Traurig, LLP and Shin & Kim, LLC may represent Purchaser or its Subsidiaries or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Purchaser or its Subsidiaries or other Purchaser Waiving Parties, and each of Purchaser and the Company on behalf of itself and Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company and Purchaser acknowledge that the foregoing provision applies whether or not Greenberg Traurig, LLP and Shin & Kim, LLC provides legal services to any of Purchaser and its Subsidiaries after the Closing Date.

(b) Purchaser hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Purchaser Waiving Parties”), that Mitchell Silberberg & Knupp, LLP and O’Melveny & Myers LLP may represent the Company or any of their respective directors, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company or other Company Waiving Parties, and each of the Company and Purchaser on behalf of itself and the Purchaser Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Purchaser acknowledges that the foregoing provision applies whether or not Mitchell Silberberg & Knupp, LLP and O’Melveny & Myers provide legal services to the Company after the Closing Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this First Tranche Stock Purchase Agreement as of the date first written above.

COMPANY:

SIEBERT FINANCIAL CORP.

By:	/s/ Andrew Reich
Name:	Andrew Reich
Title:	Chief Operating Officer

PURCHASER:

KAKAOPAY CORPORATION

By:	/s/ Won Keun Shin
Name:	Won Keun Shin
Title:	Chief Executive Officer

EXHIBIT A – FORM OF STOCKHOLDERS AGREEMENT

[See attached]

EXHIBIT B – FORM OF REGISTRATION RIGHTS AGREEMENT

[See attached]